Exhibit 23.2

April 5, 2005

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

Re:	Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-121977)

Ladies and Gentlemen:

We have acted as counsel to Boston Private Financial Holdings, Inc. (the “Company”) in connection with the preparation of Amendment No. 1 to the registration statement on Form S-3 (the “Registration Statement”) filed today by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the 4.875% Convertible Trust Preferred Securities of Boston Private Capital Trust I, a Delaware statutory Trust (the “Trust”) (the “Preferred Securities”), the Company’s Junior Subordinated Convertible Debentures due October 1, 2034 (the “Debentures”) and shares (subject to adjustment under certain circumstances) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), issuable upon the conversion of the Preferred Securities, and the guarantee by the Company of the Preferred Securities (the “Guarantee”).

We know that we are referred to under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/    Goodwin Procter LLP

Goodwin Procter LLP